Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Needham Growth Fund, Needham Aggressive Growth Fund and Needham Small Cap Growth Fund, each a “Portfolio” of The Needham Funds, Inc. of our report dated February 27, 2025, relating to our audit of the financial statements and financial highlights appearing in the Form N-CSR for the year ended December 31, 2024, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

New York, New York
April 30, 2025